              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   (X)  Form 3 Holdings Reported.

   ( )  Form 4 Transactions Reported.

   1.   Name and Address of Reporting Person:

        Norman Baker
        14493 S. Padre Island Dr.
        Suite A, Box 321
        Corpus Christi, TX 78418

   2.   Issuer Name and Ticker or Trading Symbol:

        Central Illinois Bancorp, Inc. (not listed)

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December, 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person




               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                                      5. Amount
                                                                                    of Securities
                       2.Trans-                                                    Beneficially     6.  Owner-       7.  Nature of
                        action        3. Trans-                                    Owned at End     ship Form:         Indirect
     1.  Title of        Date          action       4.  Securities Acquired (A)      of Month      Direct (D) or      Beneficial
       Security        (Month/          Code             or Disposed of (D)         (Instr. 3      Indirect (I)        Ownership
      (Instr. 3)      Day/Year)      (Instr. 8)         (Instr. 3, 4 and 5)           and 4)        (Instr. 4)        (Instr. 4)

                                    Code      V      Amount   (A)or(D)   Price





                                           Table II -- Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)



                                                                                                       9.
                                                                                                    Number of    10.
                                               5.                                                     Deri-   Ownership
              2.                            Number of                                                vative    Form of
            Conver-                        Derivative         6.                                   Securities  Deriva-     11.
    1.      sion or      3.                Securities       Date              7.             8.      Benefi-    tive      Nature
 Title of  Exercise     Trans-      4.    Acquired (A)     Exercis-         Title         Price of   cially   Security:     of
  Deri-    Price of    action     Trans-   or Disposed     able and      and Amount of     Deri-     Owned   Direct (D)  Indirect
  vative    Deriva-     Date      action     of (D)       Expiration      Underlying       vative   at End of  or In-   Beneficial
 Security    tive      (Month/     Code    (Instr. 3,    Date (Month/     Securities      Security    Month  direct (I) Ownership
(Instr. 3) Security   Day/Year) (Instr. 8)  4 and 5)      Day/Year)    (Instr. 3 and 4)  (Instr. 5)(Instr. 4)(Instr. 4) (Instr. 4)
---------- --------  ---------- ---------- -----------   ------------  ----------------  ---------- --------- --------- ----------

                                 Code   V    (A)   (D)   Date   Expir-   Title  Amount or
                                                         Exer-  ation           Number of
                                                         cis-   Date            Shares
                                                         able

Director  $1,274.91   1/1/95     3 (1)                   (1)    1/1/05   Common    10                   10         D
Stock                                                                    Stock
Option
(right to
buy) (1)





                                                                                                       9.
                                                                                                    Number of    10.
                                               5.                                                     Deri-   Ownership
              2.                            Number of                                                vative    Form of
            Conver-                        Derivative         6.                                   Securities  Deriva-     11.
    1.      sion or      3.                Securities       Date              7.             8.      Benefi-    tive      Nature
 Title of  Exercise     Trans-      4.    Acquired (A)     Exercis-         Title         Price of   cially   Security:     of
  Deri-    Price of    action     Trans-   or Disposed     able and      and Amount of     Deri-     Owned   Direct (D)  Indirect
  vative    Deriva-     Date      action     of (D)       Expiration      Underlying       vative   at End of  or In-   Beneficial
 Security    tive      (Month/     Code    (Instr. 3,    Date (Month/     Securities      Security    Month  direct (I) Ownership
(Instr. 3) Security   Day/Year) (Instr. 8)  4 and 5)      Day/Year)    (Instr. 3 and 4)  (Instr. 5)(Instr. 4)(Instr. 4) (Instr. 4)
---------- --------  ---------- ---------- -----------   ------------  ----------------  ---------- --------- --------- ----------

                                Code   V    (A)   (D)   Date   Expir-   Title  Amount or
                                                        Exer-  ation           Number of
                                                        cis-    Date            Shares
                                                        able

Director  $1,630.51   4/25/96 3 (2)                     (2)  4/25/06   Common    13                   13         D
Stock                                                                  Stock
Option
(right to
buy) (2)

Director  $1,960.56   2/25/98 3 (3)                     (3)  2/25/08   Common    100                  100        D
Stock                                                                  Stock
Option
(right to
buy) (3)


Explanation of Responses:

        (1) Five shares of the director stock option dated 1/1/95 vested on January 1, 1998 and the remaining five shares will vest on January 1, 2000.

        (2) The director stock option dated 4/25/96 vests in five equal annual installments which began on April 25, 1997.

        (3) The director stock option dated 2/25/98 vests in five equal annual installments beginning on February 25, 1999.

   SIGNATURE OF REPORTING PERSON:



   Norman Baker








   DATE: February 10, 1999